Exhibit 2.2

EXECUTION VERSION

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of March 12, 2021 by and among Landcadia Holdings III, Inc. (“Parent”), Helios Sun Merger Sub, Inc. (“Merger Sub”), HMAN Group Holdings Inc. (the “Company”) and CCMP Sellers’ Representative, LLC in its capacity as the stockholder representative (the “Stockholder Representative”). Parent, Merger Sub, the Company and the Stockholder Representative may collectively be referred to as the “Parties” and each individually as a “Party”. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Merger Agreement (as defined below).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of January 24, 2021 (the “Merger Agreement”);

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment in order to clarify the treatment of the Debentures Indenture and the Trust Preferred Securities; and

WHEREAS, Section 10.13 of the Merger Agreement requires any amendments to the Merger Agreement to be made by a written instrument executed by each of the Parties.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the Parties, the Parties agree as follows:

1.	Amendments.

a.	Financing. The first sentence of Section 6.17(g) of the Merger Agreement shall be replaced in its entirety by: “The Company shall, and the Company shall cause the Company Subsidiaries to, take all such actions as are appropriate to effect (i) the Refinancing and the Junior Debenture Redemption (as such terms are defined in the Debt Commitment Letter) on the Closing Date, and (ii) the Trust Preferred Redemption (as such term is defined in the Debt Commitment Letter) as promptly as practicable following the Closing Date.”

b.	Redemption of Debentures, Trust Preferred Securities and Notes. Section 7.1(i) shall be replaced in its entirety by: “At the Closing, substantially concurrently with the consummation of the Merger and the other Transactions, (i) proceeds sufficient to effect the satisfaction and discharge of the Debentures Indenture (and upon receipt of such proceeds by Hillman Trust, to redeem the Trust Preferred Securities) shall be deposited with the trustee under the Debentures Indenture, and the Debentures Indenture is discharged thereby, and (ii) all outstanding Notes shall be redeemed pursuant to the Notes Indenture (or an amount deposited with the trustee under the Notes Indenture to satisfy the Notes Indenture) and thereupon the Notes Indenture shall be discharged.”

2.          Miscellaneous. It is the express intent of the Parties that this Amendment shall not, and shall not be interpreted to, expand or reduce the rights of any party to the Merger Agreement except as and solely to the extent expressly provided herein. Other than as expressly set forth herein, the terms, conditions and provisions of the Merger Agreement remain in full force and effect. All references to the Merger Agreement shall hereafter mean the Merger Agreement as amended by this Amendment. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Merger Agreement, as though the other provisions of this Amendment were set forth in the Merger Agreement, and, for the avoidance of doubt and without limitation, Section 10.3, Section 10.4 and Sections 10.8 through Section 10.13 (inclusive) of the Merger Agreement are hereby incorporated by reference and made a part hereof, mutatis mutandis.

3.          Redline. Attached hereto as Exhibit A is a redline comparison of the amended provisions of the Agreement after giving effect to this Amendment (the “Redline”). In the event of a conflict between the amendments set forth in Section 1 hereof and the amendments set forth in the Redline, the Redline shall control.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date set forth above.

PARENT:

LANDCADIA HOLDINGS III, INC.

By:	/s/ Steven L. Scheinthal
Name:	Steven L. Scheinthal
Title:	Vice President and Secretary

MERGER SUB:

HELIOS SUN MERGER SUB, INC.

By:	/s/ Steven L. Scheinthal
Name:	Steven L. Scheinthal
Title:	President

[Signature Page to First Amendment to Merger Agreement]

THE COMPANY:

HMAN GROUP HOLDINGS INC.

By:	/s/ Douglas J. Cahill
Name:	Douglas J. Cahill
Title:	President and Chief Executive Officer

[Signature Page to First Amendment to Merger Agreement]

THE STOCKHOLDER REPRESENTATIVE:

CCMP SELLERS’ REPRESENTAIVE, LLC

By:	/s/ Joseph M. Scharfenberger, Jr.
Name:	Joseph M. Scharfenberger, Jr.
Title:	Managing Director

[Signature Page to First Amendment to Merger Agreement]

EXHIBIT A

Redline